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   [CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT
     HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION]


                                                                    EXHIBIT 10.7

                              MARKETING AGREEMENT

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THIS AGREEMENT, made and entered into as of the 12th day of April, 1996 by and between HESKA CORPORATION, 1825 Sharp Point Drive, Fort Collins, C0 80525, USA (hereinafter referred to as "Heska") and CIBA-GEIGY LIMITED, 4002 Basle, Switzerland (hereinafter referred to as "Ciba").

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WHEREAS, Heska's efforts are primarily focused on developing unique animal health products for dogs, cats and horses and inter alia is implementing research projects aiming for flea control and feline heartworm control vaccines; and

WHEREAS, Ciba has established a marketing presence and sales organization and is selling with great success flea control and heartworm control products for companion animals; and

WHEREAS, Ciba is interested in the distribution of Heska future flea control and feline heartworm vaccines and Heska wishes to benefit from Ciba's marketing expertise, organization and product launch expenditure.


NOW THEREFORE, the parties agree as follows:


ARTICLE I - DEFINITIONS

1.1 "Product" means any flea control vaccine and feline heartworm control vaccine developed by Heska as to which USDA prelicensing serials are completed on or before December 31, 2005.

1.2 "Territory" means all countries of the world except the United States of America.

1.3 "Net Sales" means gross invoice price charged by a party or its Subsidiaries to unaffiliated third parties for sales of Products less sales commissions paid to agents, credits for returned goods, discounts and/or rebates and sales taxes.

1.4 "Subsidiary" means any company or entity at least fifty percent (50%) of whose voting stock is owned or directly or indirectly controlled.


1.5 "Co-exclusive" means exclusive for Ciba save the right retained by Heska to be exercised on its own or by a Subsidiary of Heska.
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ARTICLE 2 - RIGHTS GRANTED

2.1 Subject to rights granted by Heska to the Japanese company Eisai, Heska hereby grants to Ciba co-exclusive rights to make, use and sell all Products in the Territory. These rights include the right to sublicense to Ciba's Subsidiaries.

2.2 Ciba and Heska shall each have the right to market Products under their respective labels and tradenames and shall be free to determine sales prices. Each party may distribute Products in the Territory using third party distributors provided that the Products are marketed under that party's label and tradename.


ARTICLE 3 - MANUFACTURING

3.1 In the event Ciba wishes to have Heska manufacture Products, Heska shall do so under terms and conditions to be agreed upon pursuant to paragraph 3.2 hereof.

3.2      Ciba shall pay to Heska [
                                            ]


ARTICLE 4 - CONSIDERATION

4.1      Ciba shall pay to Heska [         ] percent ([  ]%) of Ciba's Net Sales
         in the Territory.

4.2      Heska shall pay to Ciba [         ] ([  ]%) of Heska's Net Sales in the
         Territory.

4.3 The parties will submit reports within 60 days of the end of each calendar quarter showing Net Sales during such quarter and the payment that will be due to the other party pursuant to paragraphs 4.1 and 4.2 with respect to such quarter. All such payments pursuant to paragraphs 4.1 and 4.2 shall become due and payable once a year on February IS for the preceding calendar year.

4.4 Both parties shall keep reasonable records containing the information for the compensation of Net Sales figures. Each party, at its own expense, shall have the right to nominate an independent auditor, satisfactory and acceptable to the other party, who shall have access, during normal business hours, to such of the other party's records necessary to determine the accuracy of quarterly Net Sales reports.

ARTICLE 5 - PRODUCT DEVELOPMENT AND REGISTRATION

5.1 Heska shall bear and pay all research and development expenses of Products and all development and registration expenses with respect to such countries in the Territory in which Heska chooses to register Products.
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5.2      As to countries where Heska does not have the capacity to, or does not choose to, register Products, Ciba may elect to do so, in which case it may deduct its out-of-pocket direct expenses of such registration from any future payments due pursuant to paragraph 4.1 hereof.


ARTICLE 6 - SELECTION OF DISTRIBUTION PARTNER

With regard to such countries of the Territory in which neither Ciba nor Heska intends to market Products directly or through their respective Subsidiaries the parties shall jointly agree upon the distribution strategy/partner for the Products to be sold in such country.


ARTICLE 7 - TERM AND TERMINATION

7.1 This Agreement shall become effective upon its execution by both parties and shall remain in force until the later of December 31, 2010 or for as long as Ciba is selling Products in the Territory. If, after selling a Product in the Territory, Ciba should permanently cease sales of that Product in any country in the Territory without intending to market or sell the Product in the future (an "Abandoned Product"), then the obligations of the parties under this Agreement with respect to the Abandoned Product in that country shall terminate; provided however, that if Ciba sells or intends to market or sell another Product in that country which would constitute an alternative flea control vaccine or feline heartworm control vaccine Product, then the obligations of the parties under this Agreement with respect to the Abandoned Product shall remain in full force and effect.

7.2 If either party fails to perform or fulfil any substantial obligation hereunder and if such party fails to remedy any such failure within sixty (60) days after written notice specifying particulars thereof from the other party, then the latter party shall have the right to terminate this Agreement by giving written notice of termination at any time within thirty (30) days after said sixty (60) days period.


ARTICLE 8 - ASSIGNMENT I NOVARTIS TRANSACTION

This Agreement and all rights and obligations hereunder are personal to the parties hereto and may not be assigned without the express prior written consent of the other; provided, however, that Ciba may assign all of its rights and obligations hereunder, without the prior consent of Heska, in connection with the merger of Ciba-Geigy Limited and Sandoz Limited, and the formation of a new entity, Novartis.


ARTICLE 9 - GOVERNING LAW AND ARBITRATION

9.1 This Agreement shall be governed by and interpreted in accordance with the laws of Switzerland.
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9.2      All disputes arising in connection with the present Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The arbitration will be held in Zurich.



Basle,                                         Fort Collins,


CIBA-GEIGY LIMITED                             HESKA CORPORATION

By:/s/ H.B. GURTLER                            By: /s/ FRED M. SCHWARZER
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       H.B. GURTLER                                    Fred M. Schwarzer
President Animal Health Division                      President and C.E.O.

By: /s/ DR. P. KORNICKER
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        Dr. P. Kornicker
        Division Counsel